FOR IMMEDIATE RELEASE

Tengasco Announces Results of 2011 Drilling Operations; 2011 Reserves Updates; and Current Operations

KNOXVILLE, Tenn., February 22, 2012 -- Tengasco, Inc. (NYSE Amex: TGC) announced results of its drilling operations for the year ended December 31, 2011.  The Company announced that as a result of its drilling 26 wells in 2011, with 16 completed as producers and 10 dry holes, and polymer activities primarily in Kansas, the Company at December 31, 2011 had increased the Company’s proved oil reserves to 2.6 million barrels of oil net to the Company’s interest.  The Company also announced that during 2011 it had achieved a record gross production volume of  246,000 gross barrels of oil. This resulted in the Company’s ratio of reserve replacement in 2011 being 137% of the oil the Company actually produced in 2011.

The Company will report financial results for 2011by filing its Form 10-K for the year ended December 31, 2011.   The Company intends to file its Form 10-K for 2011 and to simultaneously issue an earnings press release, on or before March 30, 2012.

In early 2012, the Company purchased an inventory of casing, tubing, and pump jacks for $1.7 million to be used in the first 20 wells of a program to drill 36 or more wells as quickly as practical in 2012. The wells will be drilled primarily from the Company’s cash flow and some use of the borrowing base, and will not involve any third party drilling partners.  The Company has contracted for a drilling rig to be used exclusively drilling for the Company throughout the year, with an option to add additional rigs.  Plans primarily include oil well drilling in Kansas, but also include several wells in Tennessee. Since the start of 2012, the Company has drilled and completed in Kansas as producers the first three wells and begun the fourth well in this program.  The Company anticipates it can secure a second rig soon to increase the pace of our 2012 capital plan.

The Company announced that on January 25, 2012, the Company’s wholly-owned subsidiary, Manufactured Methane Corporation (“MMC”), commenced sales of electricity generated at the Carter Valley site of its methane extraction facilities.  The electricity generated is sold under contract between MMC, Holston Electric Cooperative, Inc., the local distributor, and Tennessee Valley Authority through TVA’s Generation Partners program.  This will offset MMC’s electrical costs and provide a second revenue stream from the methane facilities. Methane gas sales will continue simultaneously with electric generation.  The electric generation also reduces oxygen input to the methane plant, which along with improvements to the collection system in the field have together resulted in consistently high levels in-service time since January 25.  Although a portion of the gas used for generation of electricity will not be available for methane extraction, the use of the gas for electricity is equivalent to sale of the methane for almost $15 per MMBtu, more than double the price currently received for methane sales and six times the current natural gas spot market price.

Jeffrey R. Bailey, CEO said: “We have set an all-time annual company production record during the year 2011, eclipsing our 2008 total of about 238,000 barrels of gross production with about 246,000 barrels in 2011.  This is notable since we did not set any daily, weekly, monthly, or quarterly production record in 2011; all those records were reached during 2008.  Our oil production has resulted in a reserve replacement percentage of 137% as we are growing the reserves additions faster than production declines simply from generic drilling.  Our drilling has been paid for mostly from cash flow due to currently higher oil prices and we have increased the reserves without the benefit of additions by acquisition.  It is very encouraging that the Company can add reserve growth of more than 100% and now follow up with an ambitious 2012 drilling budget. Since we did no drilling in 2009, and were limited by cash availability during the first half of 2010, these record 2011 drilling results represent a comeback of which we are very proud.  We plan to supplement this success with a more aggressive drilling program in 2012, beginning with a 36 well program primarily on our existing properties in Kansas to be drilled as quickly as conditions permit, with price-driven capital caution.  All of these wells will be Company owned wells, with no drilling partners.  This should result in maximizing the value of the Company particularly in view of the currently high commodity prices for oil which continue to support high values of producing assets, to the benefit of our shareholders. And I believe these favorable operational results will be reflected in our financial results that we will be reporting in our annual report on Form 10-K.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2011 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company’s actual results could differ materially from the forward-looking statements.

Contact: Jeffrey R. Bailey CEO, 865-675-1554